CONSENT OF INDEPENDENT  REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2015, relating to the financial statements and financial highlights of CG Funds Trust, comprised of CG Core Balanced Fund, for the year ended October 31, 2015, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd. Cleveland, Ohio
February 22, 2016

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I MILWAUKEE I 216.649.1700	cohenfund.com

Registered with the Public Company Accounting Oversight Board.